Exhibit 3

2Q13 Results

Forward looking information

This presentation contains certain forward-looking statements and information relating to CEMEX Latam Holdings, S.A. and its subsidiaries (collectively, “CLH”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CLH to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CLH and CEMEX, S.A.B. de C.V. and its subsidiaries (“CEMEX”) operate, CLH ability to comply with the framework agreement signed with CEMEX, CEMEX’s ability to comply with the terms and obligations of the facilities agreement entered into with major creditors and other debt agreements, CLH and CEMEX’s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CLH and CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CLH does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.

UNLESS OTHERWISE NOTED, ALL CONSOLIDATED AND COMBINED FIGURES ARE PRESENTED IN DOLLARS AND ARE BASED ON THE FINANCIAL STATEMENTS OF EACH COUNTRY PREPARED UNDER INTERNATIONAL FINANCIAL REPORTING STANDARDS. FOR CONVENIENCE OF THE READER, SELECTED CONSOLIDATED AND

COMBINED FINANCIAL INFORMATION FOR THE YEAR 2012 AND THE SECOND QUARTER OF 2012 HAS BEEN PREPARED ON A PRO FORMA BASIS.

Copyright CEMEX Latam Holdings, S.A. and its subsidiaries.

2Q13 results highlights

January – June Second Quarter

2012 2012

Millions of US dollars 2013% var 2013% var

Proforma Proforma

Net sales 814 792 3% 431 399 8%

Gross profit 430 404 6% 217 191 14%

Operating earnings before

other expenses, net 260 243 7% 143 127 12%

Operating EBITDA 306 273 12% 166 143 16%

Free cash flow after 141 90

maintenance capex

Operating EBITDA during the second quarter increased by 16%, with an 8% growth in net sales, compared to the pro forma 2Q12 Adjusting for foreign exchange fluctuations and additional working days in the second quarter, our operating EBITDA increased also by 16%

Operating EBITDA margin expansion was driven by our ongoing cost reduction efforts, benefits from our commercial strategies, and higher volumes and prices for our products

CLH: volumes and prices

6M13 vs. 6M12 2Q13 vs. 2Q12 2Q13 vs. 1Q13

Volume(2%) 5% 16%

Domestic gray

cement Price (USD) 4% 2%(3%)

Price (l-t-l1) 6% 5%(1%)

Volume 0% 4% 17%

Ready mix Price (USD) 7% 6%(2%)

Price (l-t-l1) 9% 10% 1%

Volume 1% 5% 18%

Aggregates Price (USD) 1% 0%(2%)

Price (l-t-l1) 3% 4% 1%

Significant sequential improvement in demand dynamics in our main markets

Higher levels of construction activity in the quarter supports our full year expectations In local currency terms, prices for our products in the second quarter increased by 1% in both ready-mix and aggregates and declined by 1% in cement when compared to the first quarter

1 Like-to-like prices adjusted for foreign-exchange fluctuations

2Q13 achievements

Continued our efforts to increase the use of alternative fuels

On a consolidated basis, alternative fuels consumption reached 26% during 2Q13

In our operations in Colombia, the use of alternative fuels increased to 43% in 2Q13

Improvements in our fleet and route optimization during 2012 have resulted in lower distribution expenses in our main markets

In Colombia, we are participating as contractor in several housing projects

About 5,400 homes under the 100-thousand government-sponsored free-home program

372 units with local governments in Tolima and Risaralda

Recently signed a contract for an additional 1,000 homes

In Colombia, as of the second quarter, 66 Construramas had been opened and 141 had signed up to join the network

New 500K ton cement grinding capacity project in the Colombian Atlantic Coast on track to become operational during the fourth quarter of 2013

Second Quarter 2013

Regional Highlights

Colombia

Millions of 6M12 2Q12

6M13% var 2Q13% var

US dollars Proforma Proforma

Net Sales 447 442 1% 238 226 6%

Op. EBITDA 190 176 8% 103 92 12%

as % net sales 42.4% 39.8% 2.6pp 43.1% 40.8% 2.3pp

6M13 vs. 2Q13 vs. 2Q13 vs.

Volume 6M12 2Q12 1Q13

Cement(6%) 3% 24%

Ready mix 5% 8% 19%

Aggregates(1%) 3% 21%

Price (LC) 6M13 vs. 2Q13 vs. 2Q13 vs.

6M12 2Q12 1Q13

Cement 8% 6%(2%)

Ready mix 10% 9% 0%

Aggregates 2% 4% 0%

Significant operating EBITDA margin expansion during the quarter Improvement in demand in second quarter driven by the residential and industrial-and-commercial sectors Cement, ready-mix and aggregates volumes increased by 20%, 16% and 18%, respectively, versus first quarter, adjusting for working days Stimulus package announced by the government to boost economic growth is expected to have a positive impact on infrastructure and housing

Panama

Millions of 6M12 2Q12

6M13% var 2Q13% var

US dollars Proforma Proforma

Net Sales 154 152 1% 81 75 8%

Op. EBITDA 74 68 9% 40 36 14%

as % net sales 48.4% 45.0% 3.4pp 49.8% 47.4% 2.4pp

6M13 vs. 2Q13 vs. 2Q13 vs.

Volume 6M12 2Q12 1Q13

Cement 3% 6% 11%

Ready mix(9%)(1%) 14%

Aggregates 2% 10% 15%

Price (LC) 6M13 vs. 2Q13 vs. 2Q13 vs.

6M12 2Q12 1Q13

Cement 0% 1% 1%

Ready mix 7% 9% 3%

Aggregates 11% 9%(1%)

Operating EBITDA margin expansion of 2.4pp during 2Q13 Activity on infrastructure was driven by the Canal expansion as well as other ongoing projects like Cinta Costera 3 and the Corredor Norte highway

Residential sector in Panama continued its favorable trend The decline in ready-mix volumes during the quarter mainly resulted from the termination of a large hydroelectric project

Costa Rica

Millions of 6M12 2Q12

6M13% var 2Q13% var

US dollars Proforma Proforma

Net Sales 77 66 17% 42 33 28%

Op. EBITDA 35 27 28% 19 14 37%

as % net sales 44.9% 41.0% 3.9pp 45.8% 42.7% 3.1pp

6M13 vs. 2Q13 vs. 2Q13 vs.

Volume 6M12 2Q12 1Q13

Cement 1% 11% 13%

Ready mix(12%)(6%) 17%

Aggregates(8%)(7%) 6%

Price (LC) 6M13 vs. 2Q13 vs. 2Q13 vs.

6M12 2Q12 1Q13

Cement 13% 12% 3%

Ready mix 14% 16% 4%

Aggregates(4%) 2% 15%

During 2Q13, significant improvement in operating EBITDA margin Residential sector continued to show a positive performance, with permits year-to-date May growing by 7% Expect favorable trend in infrastructure to continue driven by new projects like the Northern Interamerican Highway Decline in ready-mix and aggregates volumes reflected completion of large commercial projects; however, with the initiation of new tourism projects our volume trend started to improve in June

Rest of CLH

Millions of 6M12 2Q12

6M13% var 2Q13% var

US dollars Proforma Proforma

Net Sales 145 140 3% 74 69 7%

Op. EBITDA 41 40 2% 21 20 7%

as % net sales 28.1% 28.4%(0.3pp) 28.9% 28.6% 0.3pp

6M13 vs. 2Q13 vs. 2Q13 vs.

Volume 6M12 2Q12 1Q13

Cement 1% 4% 7%

Ready mix(2%)(6%) 3%

Aggregates 52% 45% 13%

Price (LC)1 6M13 vs. 2Q13 vs. 2Q13 vs.

6M12 2Q12 1Q13

Cement 7% 6%(5%)

Ready mix 10% 13% 1%

Aggregates 20% 16%(2%)

In the region, Nicaragua continues to show a strong performance, mainly driven by the infrastructure sector We expect activity in the sector to increase going forward driven by new projects like the 253-megawatt Tumarín hydroelectric dam In Nicaragua, we continue with our paving solutions, participating in the road network improvement project “Calles para el Pueblo”

1 Volume-weighted, local-currency average prices

Second quarter 2013

2Q13 Results

Operating EBITDA, cost of sales and operating expenses

January – June Second Quarter

2012 2012

Millions of US dollars 2013% var 2013% var

Proforma Proforma

Net sales 814 792 3% 431 399 8%

Operating EBITDA 306 273 12% 166 143 16%

as % net sales 37.6% 34.5% 3.1pp 38.5% 35.7% 2.8pp

Cost of sales 384 388(1%) 214 209 3%

as % net sales 47.2% 49.0%(1.8pp) 49.7% 52.2%(2.5pp)

Operating expenses 169 161 5% 74 64 16%

as % net sales 20.8% 20.4% 0.4pp 17.2% 15.9% 1.3pp

Higher operating EBITDA and operating EBITDA margin in the quarter resulted from higher volumes, better pricing levels for our products and our efficiency improvement initiatives Cost of sales as a percentage of net sales decreased by 2.5pp during the second quarter mainly due to lower fuel costs and the effect of higher prices on sales

Kiln-fuel and electricity bill on a per-ton-of-cement-produced basis declined by 3% during the first six months of the year, compared to the same period a year ago

Free cash flow

January – June Second Quarter

2012 2012

Millions of US dollars 2013% var 2013% var

Proforma Proforma

Operating EBITDA 306 273 12% 166 143 16%

- Net Financial Expense 59 30

- Maintenance Capex 8 5

- Change in Working Cap 30(10)

- Taxes Paid 65 47

- Other Cash Items (net) 3 3

Free Cash Flow after Maint.Capex 141 90

- Strategic Capex 16 5

Free Cash Flow 125 85

During the quarter, we recovered part of the investment made in working capital in the first quarter Free cash flow generated during the second quarter was used to reduce debt

Consolidated debt maturity profile

Total debt as of June 30, 2013 US$ 1,479 million

679.9

Millions of

US dollars

256.0

143.0 143.0 143.0

114.7

2013 2014 2015 2016 2017 2018

Includes CEMEX Colombia short-term leases

Second Quarter 2013

2013 Outlook

2013 guidance

We expect consolidated volumes for cement to increase by 4%, ready-mix volumes to grow by 6% and aggregates volumes to increase by 9% during 2013 For 2013, total capital expenditures are expected to be US$92 million, US$38 million in maintenance capex and US$54 million in strategic capex

Second Quarter 2013

Appendix

Additional information on debt

Second Quarter Second Quarter First Quarter

Millions of US dollars 2013 2012 2013

Total debt 1,479 666 1,582

Short-term 12% 7% Variable 13%

Long-term U.S. 88% 93% 41% 87%

Cash and cash equivalents dollar 68 94 68

82%

Net debt 1,411 572 1,514

Second Quarter Second Quarter

Currency Denomination 2013 2012

US Dollar 98% 100%

Colombian Peso 2% 0%

Interest rate

Fixed 82% 0%

Variable 18% 100%

6M13 volume and price summary: Selected countries

Domestic gray cement Ready mix Aggregates

6M13 vs. 6M12 6M13 vs. 6M12 6M13 vs. 6M12

Prices Prices Prices Prices Prices Prices

Volumes Volumes Volumes

(USD)(LC)(USD)(LC)(USD)(LC)

Colombia(6%) 4% 8% 5% 6% 10%(1%)(1%) 2%

Panama 3% 0% 0%(9%) 7% 7% 2% 11% 11%

Costa Rica 1% 14% 13%(12%) 16% 14%(8%)(3%)(4%)

Rest of CLH 1% 2% 7%(2%) 7% 10% 52% 15% 20%

2Q13 volume and price summary: Selected countries

Domestic gray cement Ready mix Aggregates

2Q13 vs. 2Q12 2Q13 vs. 2Q12 2Q13 vs. 2Q12

Prices Prices Prices Prices Prices Prices

Volumes Volumes Volumes

(USD)(LC)(USD)(LC)(USD)(LC)

Colombia 3% 1% 6% 8% 3% 9% 3%(1%) 4%

Panama 6% 1% 1%(1%) 9% 9% 10% 9% 9%

Costa Rica 11% 12% 12%(6%) 17% 16%(7%) 3% 2%

Rest of CLH 4% 3% 6%(6%) 9% 13% 45% 11% 16%

2013 Expected Outlook: Selected countries

Domestic gray cement Ready mix Aggregates

Volumes Volumes Volumes

Consolidated 4% 6% 9%

Colombia 3% 6% 10%

Panama 4% 7% 5%

Costa Rica 5% 2% 6%

Definitions

6M13 / 6M12: results for the six months of the years 2013 and 2012, respectively.

Cement: When providing cement volume variations, refers to domestic gray cement operations.

LC: Local currency.

Like-to-like percentage variation (l-t-l % var): Percentage variations adjusted for investments/divestments and currency fluctuations.

Maintenance capital expenditures: investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies.

Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization. pp: percentage points.

Rest of CLH: includes Brazil, Guatemala, El Salvador and Nicaragua.

Strategic capital expenditures: investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Presentation of pro forma financial information

For convenience of the reader, and in order to present comprehensive comparative operating information for the three and six-month periods ended June 30, 2013, CLH prepared pro forma selected consolidated income statement information for the three and six-month periods ended June 30, 2012, intended in all cases and to the extent possible, to present the operating performance of CLH on a like-to-like basis.

Pro forma year-to-date and second quarter 2012: CLH selected consolidated income statement information for the three and six-month periods ended June 30, 2012, was determined by reflecting the original results of the operating subsidiaries for the three and six-month periods ended June 30, 2012. In addition, in connection with the 5% corporate charges and royalties agreement entered into by CLH with CEMEX and that was executed during the last quarter of 2012 with retroactive effects for full year 2012, the consolidated pro forma condensed income statement information of CLH for the three and six-month periods ended June 30, 2012 was adjusted to reflect the 5% consolidated corporate charges and royalties.

Volumes and prices

CLH changes in volumes and prices, presented for convenience of the reader, consider volumes and average prices on a pro forma basis for the three and six-month periods ended June 30, 2012.

Contact information

Investor Relations Stock Information

Patricio Treviño Garza Colombian Stock Exchange:

Phone: +57(1) 603-9823 CLH

E-mail: patricio.trevinog@cemex.com

Calendar of Events

October 23, 2013 Third quarter 2013 financial results conference call